Southwestern Energy First Quarter 2007 Earnings Teleconference

Speakers:

Harold Korell; President, Chairman and Chief Executive Officer

Richard Lane; Executive Vice President and President of the company’s Exploration and Production business

Greg Kerley; Executive Vice President and Chief Financial Officer

Harold Korell - CEO, President, Chairman

Good morning, and thank you for joining us.  With me today are Richard Lane, the President of our Exploration and Production segment and Greg Kerley, our Chief Financial Officer.

If you have not received a copy of the press release we announced yesterday regarding our first quarter results, you can call Annie at (281) 618-4784 and she’ll fax a copy to you.  Also, I would like to point out that many of the comments during this teleconference may be regarded as forward-looking statements that involve risk factors and uncertainties that are detailed in our Securities and Exchange Commission filings.  These forward-looking statements are subject to risks and uncertainties, many of which are beyond our control.  Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

Well, we have had a very good start to what we expect to be a very busy year.  On the operating side, we set a new record for quarterly production volumes of 22.9 Bcfe, which is up 44% from a year ago.  This is primarily due to our Fayetteville Shale play, as our gross production volumes have grown to near 155 MMcfd up from about 20 MMcfd a year ago.

We have come a long way in understanding how to drill and complete wells in the Fayetteville Shale as we have experimented with different combinations of fluid systems and completion techniques.  We have also recently begun drilling longer laterals, that coupled with additional completion stages, could result in better wells.  So, there’s been a lot going on – a lot of R&D, a lot of learning, and we’ll be trying some new things as we go forward.

As many of you know, the theme of our Annual Report this year is Stimulating Growth.  We have already begun to see stimulating growth in our production volumes, and our job continues to be stimulating new ideas internally so that our organic growth will continue.  We look forward to reporting our progress to you as the year unfolds.

I will now turn the teleconference over to Richard for an update on our operations and then to Greg for a discussion of our financial results.

Richard Lane – EVP and President of E&P Operations

Good morning. During the 1st quarter of 2007, we produced 22.9 Bcfe, up 44% from the 1st quarter of 2006 due to increased production from our Fayetteville Shale Play.  Our Fayetteville Shale production was 8.2 Bcf in the 1st quarter, up substantially from the 0.7 produced in the 1st quarter of 2006.  As a result of our strong first quarter performance, we now estimate that our 2nd quarter production will range between 25.0 and 26.0 Bcfe.

In the first quarter, we invested approximately $301 million in our exploration and production business activities and participated in drilling 129 wells.  Of the 129 wells, 53 were productive, 3 were dry, and 73 were in-progress at end of the quarter for an overall success rate of 95%.   Of the $301 million invested, approximately $261 million, or 87%, was for drilling wells.  We currently have 31 rigs running, 15 deep and 5 shallow rigs in the Fayetteville Shale Play, 6 rigs in East Texas, and 5 rigs in the conventional Arkoma Basin.

Fayetteville Shale Play

In the first quarter we drilled and completed 68 wells in the Fayetteville Shale.  The wells drilled ranged in total vertical depth from approximately 1,900 to 5,500 feet with horizontal sections that averaged approximately 2,100 feet.  During the first quarter, our time to drill to total depth averaged 20 days from re-entry to re-entry, compared to our target of approximately 15 days.  As a result, we drilled fewer wells than planned during the quarter.  Our average completed well costs during the quarter were $2.6 million, with costs ranging from an average of approximately $2.0 million to $3.3 million per well depending upon the pilot area and depth of the Fayetteville Shale. We are currently drilling longer laterals in some of our pilot areas, which is expected to increase our drilling days and well costs for these wells.

Based on our activity in the first quarter, we may drill fewer wells than originally planned in 2007, but with longer average lateral lengths.  The total number of wells drilled will also depend on other factors including the number of wells operated by others, our drilling time performance on individual wells, and total vertical depths related to the area where we are drilling.

We continue to utilize a mix of completion types across the area including conventional cemented liners and open-hole packers systems, along with combinations of slickwater, crosslinked gel and hybrid frac fluid systems.  Production tests during the first quarter have varied from 200 Mcf per day to 3.4 MMcf per day.

In our East Cutthroat pilot area, we have experienced lower than average well performance.  Initial wells were completed with crosslinked gel fracs and further testing with slickwater and longer laterals is planned.  This pilot is located within the area where we believe the Moorefield Shale and conventional reservoirs to be prospective.  We plan to drill up to 7 wells to the Moorefield later this year.  Further east of this area, we have completed average and above average wells at our Bull and Sharkey pilot areas using slickwater systems.  The Reaper #1-12H in the Bull pilot area, located in the southeastern part of our acreage, tested at 3.3 MMcf per day with a lateral length of 1,950 feet.  In our Sharkey pilot area located in the eastern end of our acreage, the Wood Lumber #1-10H well was recently completed with an initial potential of 3.0 MMcf per day with a lateral length of 2,800 feet.

During 2005 and 2006, we acquired approximately 50 square miles of 3-D seismic data in the Fayetteville Shale area.  Results to date indicate that 3-D seismic data has the potential to optimize well performance, minimize geologic risk, better guide lateral length drilling and help find conventional targets.  We plan to acquire up to 350 additional square miles of 3-D seismic data during 2007.

Production from the Fayetteville Shale Play area is now at approximately 155 MMcfd, including approximately 9 MMcf from conventional production in four pilot areas.  In our press release, we have provided the updated normalized average daily production for horizontal wells completed with slickwater and/or crosslinked gel frac fluids.

This has been a very busy quarter in our Fayetteville Shale Play as we have successfully ramped up our drilling activity, integrated many new people into our operations, experimented with new technology, and moved forward with assessing more of our acreage.  We are revising our guidance for our Fayetteville Shale production for 2007 to 47 to 50 Bcfe up from our earlier estimate of 45 to 50 Bcfe.

Arkoma Basin Conventional

Moving on to our conventional Arkoma Basin properties, in the 1st quarter of 2007, we invested approximately $45 million here drilling 30 wells of which 14 were productive and 14 were still in progress at the end of the quarter.  Since the beginning of the year, we have put several good wells on production at our Ranger Anticline and Midway areas.  As a result, production from the conventional Arkoma basin was 5.5 Bcf for the quarter, up 13% from the 1st quarter of 2006.

East Texas

In East Texas, we continued our active drilling programs with 3 rigs at Overton and three rigs at our Angelina River Trend.  In the 1st quarter, we invested approximately $48 million drilling 14 wells at Overton and 3 wells at Angelina River.  All of these wells were either productive or in progress at the end of the quarter.

Production from East Texas was 7.6 Bcfe in the 1st quarter, compared to 8.1 Bcfe last year.  This production decline is attributable to slowing down our drilling program at Overton while just starting to ramp-up our activity at Angelina River.

As part of our Overton and Angelina River Trend program, we expect to spud our first well on our Jebel prospect in May.  This well will be located on approximately 16,500 gross acres that we farmed-in from a major oil company late last year.

Summary

In summary, we are pleased with our results in the first quarter of 2007.  We are well on our way to achieving 48 to 52% organic production growth for the year.  Our Fayetteville Shale project is performing well and we expect even more improvement throughout the year.

I will now turn it over to Greg Kerley who will discuss our financial results.

Greg Kerley – EVP and CFO

Thank you, Richard, and good morning.  Our earnings for the first quarter were $51.0 million, or $0.30 per share, compared to $58.4 million, or $0.34 per share for the first quarter of 2006.  Our financial results for the quarter were driven primarily by the positive effect on our earnings of our increased production which was offset by a 15% decline in realized natural gas prices and higher operating expenses.  Despite the decline in gas prices, our net cash provided by operating activities before changes in operating assets and liabilities increased to $142.4 million, up 14% from the prior year period.

We produced a record 22.9 Bcfe in the first quarter, and realized an average gas price of $6.71 per Mcf, down $1.15 from the prior year period.  Our commodity hedging program increased our average gas price during the quarter by $0.52 per Mcf.

Our current hedge position, which consists of fixed price commodity swaps and collars, provides us with support for a strong level of cash flow in 2007.  We currently have approximately 64 Bcf hedged for the remainder of the year and have hedged 75 Bcf in 2008 and 28 Bcf in 2009.  In 2007, the average price of our natural gas fixed price swaps is $7.81 per Mcf and the average floor price of our collars is $7.00, both of which provide a solid base for our projects, while the average ceiling price on our collars is over $12.00 allowing us to retain considerable upside.  Approximately 75% of our 2007 targeted gas production is currently hedged.  Our detailed hedge position is included in our Form 10-Q which was filed earlier this morning.

Our lease operating expenses per unit of production were $0.74 per Mcfe during the quarter, up from $0.53 last year.  The increase was expected and due primarily to increases in gathering and other costs related to our operations in the Fayetteville Shale.  We expect our per unit lease operating cost to range between $0.82 and $0.87 per Mcfe in 2007.

Taxes other than income taxes were $0.27 per Mcf during the quarter, down from $0.33 in the prior year.  We expect our rate to range between $0.21 and $0.26 for the full year, assuming a $7.00 NYMEX gas price.

General and administrative expenses per unit of production were $0.47 per Mcfe in the first quarter, compared to $0.53 a year ago.  The decrease in general and administrative costs per unit of production was primarily due to our increased production volumes.  We hired a total of 97 new employees during the first quarter, and expect to hire approximately 75 additional employees during the remainder of the year.  We expect our general and administrative expenses per unit of production to range between $0.41 and $0.46 per Mcfe in 2007.

Our full cost pool amortization rate was $2.24 per Mcfe in the first quarter and we currently expect our average rate for the year to range between $2.20 and $2.40 per Mcfe.  Going forward our finding and development costs and amortization rate are both expected to be heavily impacted by the timing and amount of reserve bookings in our Fayetteville Shale play.

Operating income from our midstream services segment was at approximately breakeven in the first quarter, compared to operating income of $1.1 million in the prior year period.  The decrease in operating income was due to increased operating costs and expenses for our gas gathering activities due in part to timing differences, and a decrease in the margin generated by our gas marketing activities.

Operating income for our natural gas distribution segment was $9.4 million in the first quarter of 2007, compared to $7.9 million in the prior year period.  The increase in operating income was primarily due to weather which was 7% colder than the prior year.

We revised our production guidance for the full year of 2007 to a range of 107 to 110 Bcfe, which represents a 48% to 52% increase over 2006.  This number includes 47 to 50 Bcf of expected production from the Fayetteville Shale, compared to approximately 12 Bcf that we produced in 2006.

At March 31, 2007, we had total indebtedness of approximately $330 million (including $191 million borrowed on our revolving credit facility), resulting in a capital structure of 19% debt and 81% equity.  Our $1.3 billion planned capital program is expected to be funded by proceeds from internally-generated cash flow, borrowings under our revolving credit facility and/or funds raised in the public debt or equity markets.  Assuming our capital program is funded entirely through cash flow and borrowings, we expect our long-term debt-to-total capitalization ratio to be approximately 35% at year-end 2007.

That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

Southwestern Energy Company First Quarter 2007 Earnings Teleconference Transcript

May 1, 2007